Exhibit 99.1
Holly Energy Partners, L.P. Reports Second Quarter Earnings
July 27, 2006
Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported second quarter net income of $3.0 million ($0.17 per basic and diluted limited partner unit) for the three months ended June 30, 2006, as compared to $6.0 million ($0.40 per basic and diluted limited partner unit) for the three months ended June 30, 2005. For the six months ended June 30, 2006, net income was $10.1 million ($0.59 per basic and diluted limited partner unit) as compared to $12.4 million ($0.83 per basic and diluted limited partner unit) for the six months ended June 30, 2005.
The decreases in net income for the three and six months ended June 30, 2006, as compared to the same periods in 2005, were principally due to the reduction in volumes transported by affiliates and third parties on our product pipeline systems during the second quarter of 2006, primarily due to the tying in of new capital additions, and ancillary maintenance activities, by our shippers. In addition, we had higher interest expense principally related to the senior notes issued in connection with the intermediate pipelines acquired from Holly (NYSE-HOC) on July 8, 2005 and the pipeline and terminal assets acquired from Alon USA, Inc. (NYSE-ALJ) on February 28, 2005. Favorably affecting net income in the current year were the earnings generated from the intermediate pipelines and from the pipeline and terminal assets acquired from Alon, for which in 2005 we did not realize the benefits until July for the intermediate pipelines and March for the assets acquired from Alon.
Distributable cash flow for the three months ended June 30, 2006 was $10.3 million as compared to $11.2 million for the quarter ended March 31, 2006 reflecting the positive impact of our minimum revenue commitments from our shippers. The shippers are obligated to make deficiency payments to us if we do not receive certain minimum revenue amounts. The shippers then have the right to recapture these deficiency payments if future revenues exceed certain levels. During the quarter we benefited by $3.4 million from the minimum revenue commitments which are not included in net income calculations but are accounted for as deferred revenues. Such amounts will be reflected as revenue when the shippers utilize the services or the contractual period to shippers for such guaranteed payments expires. Over 80% of our expected gross revenues for the next twelve months are covered by the minimum revenue commitments or fixed lease payments that should continue to protect us during downtimes at refineries we serve with our distribution system.
All of the refineries utilizing our refined product distribution network, including Holly’s Navajo and Woods Cross refineries and Alon’s Big Spring refinery, were required to produce ultra low sulfur diesel fuel (“ULSD”) by June 2006. To meet this requirement, significant downtime at the refineries was required during the quarter ended June 30, 2006 so that ULSD associated capital projects could be brought online. Additionally, Holly completed an expansion of the Navajo refinery, which required additional unit downtime. The tie-in of these new projects coming on line, combined with other refinery maintenance, much of which was timed in conjunction with the capital projects, resulted in reduced refinery production, which was the principal factor contributing to our significant volume decreases during the second quarter.
Revenues of $18.5 million for the three months ended June 30, 2006 were $1.0 million less than the $19.5 million in the comparable period of 2005. This decrease is principally due to a reduction in volumes shipped on our refined product pipelines and terminalled in our facilities, as refinery production was reduced at the refineries that utilize our pipelines and terminals system, partially offset by the revenues from the intermediate pipeline assets acquired from Holly on July 8, 2005. Revenues from refined product pipelines decreased by $2.1 million from $15.3 million for the quarter ended June 30, 2005 to $13.2 million for the quarter ended June 30, 2006. Shipments on our refined product pipelines averaged 107.9 thousand barrels per day (“mbpd”) for the three months ended June 30, 2006 as compared to 140.4 mbpd for the three months ended June 30, 2005. Revenues from the intermediate product pipelines purchased from Holly in July 2005 contributed $1.8 million to revenue in the three months ended June 30, 2006. Shipments on the intermediate product pipelines averaged 45.0 mbpd for the three months ended June 30, 2006. Shipments on the intermediate product pipelines were also substantially reduced during the three months ended June 30, 2006 due to the capital projects at the Navajo refinery.

Revenues from terminal and truck loading rack service fees decreased by $0.7 million from $4.2 million for the quarter ended June 30, 2005 to $3.5 million for the quarter ended June 30, 2006. Refined products terminalled in our facilities decreased to 148.6 mbpd in the 2006 second quarter from 179.2 mbpd in the 2005 second quarter.
Revenues of $41.0 million for the six months ended June 30, 2006 were $5.0 million greater than the $36.0 million in the comparable period of 2005. This increase was principally due to an increase in the revenues from the pipeline and terminal assets acquired from Alon following the February 28, 2005 acquisition, for which we only realized the revenues for four months in the first six months of 2005, and revenues from the intermediate pipeline assets acquired from Holly on July 8, 2005. Partially offsetting the increased revenues from the Alon and intermediate pipeline transactions, as discussed above, refinery production was reduced at the refineries that utilize our pipelines and terminals systems, which resulted in a significant decrease in our volumes for the second quarter of 2006. Revenues from refined product pipelines increased by $0.6 million from $28.7 million for the six months ended June 30, 2005 to $29.3 million for the six months ended June 30, 2006. Shipments on our refined product pipelines averaged 125.8 mbpd for the six months ended June 30, 2006 as compared to 123.1 mbpd for the six months ended June 30, 2005. The small increase in volumes was due to having a full six months of volumes from the pipelines acquired from Alon, for which we realized revenues for only four months in the first six months of 2005, partially offset by the reduction in refinery production volumes in the 2006 second quarter. Additionally impacting revenue in the first six months of 2005, BP Plc (“BP”) completed its obligation to pay the border crossing fee under BP’s Rio Grande Pipeline contract. For the six months ended June 30, 2005, the border crossing fee was $0.9 million. Revenues from the intermediate product pipelines purchased from Holly in July 2005 contributed $4.3 million to revenue in the six months ended June 30, 2006. Shipments on the intermediate product pipelines averaged 53.0 mbpd for the six months ended June 30, 2006. Revenues from terminal and truck loading rack service fees slightly increased from $7.3 million for the six months ended June 30, 2005 to $7.4 million for the six months ended June 30, 2006. Refined products terminalled in our facilities for the comparable periods decreased to 157.3 mbpd in the first six months of 2006 from 161.9 mbpd in the first six months of 2005, but such volume decrease was offset by increases in terminalling rates charged. The decrease in volumes was due to the reduction in refinery production volumes in the 2006 second quarter, partially offset by having a full six months of volumes from the terminals acquired from Alon for which we realized revenues for only four months in the first six months of 2005.
Commenting on the results for the 2006 second quarter, Matt Clifton, Chairman of the Board and Chief Executive Officer stated “although we are disappointed with our earnings in the quarter, we expected lower volumes this quarter due to the initiation of industry-wide requirements for new diesel specifications. We are pleased that during this extraordinary event we still did generate $9.8 million of EBITDA. Further, the minimum revenue commitment provisions with our shippers protected our distributable cash flow during the quarter. With production reduced at Holly’s refineries and Alon’s Big Spring refinery, due to in part to ultra low sulfur diesel projects coming on line during the quarter, along with refinery maintenance, product movements were significantly reduced over our pipelines and at our terminals. Looking forward, with the recently completed expansion of crude capacity by 9% at the Navajo refinery, we expect product movements to increase above historic levels. We remain quite satisfied with the excellent operation of our assets and will continue to look for organic and third-party growth opportunities for the Partnership.”
Last Friday we announced our cash distribution for the second quarter of 2006 of $0.655 per unit, an increase of 2.3% over the amount of $0.64 distributed per unit for the first quarter of 2006. The aggregate distribution will be $11.1 million. Our distributable cash flow for the quarter was $10.3 million, resulting from EBITDA of $9.8 million, a $3.4 million increase in deferred revenue, $2.7 million of net interest expense, and maintenance capital expenditures of $0.2 million. Although our aggregate distribution is in excess of our distributable cash flow for the quarter due to reduced production at the refineries we serve, we believe in future quarters as refinery production returns to higher levels our distributable cash flow will comfortably exceed our distributions.
The Partnership has scheduled a conference call today at 10:00 AM EDT to discuss financial results for the second quarter, additional sources of organic incremental EBITDA, current annualized EBITDA guidance and the status of 2008 projects. Listeners may access this call by dialing (800) 858-5936. The ID# for this call is 2945936. Additionally, listeners may access the call via the internet at: http://audioevent.mshow.com/304359/. A slide presentation will accompany the conference call and be available prior to the call on the Investors page of our website: www.hollyenergy.com.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest (including the general partner interest) in the Partnership. The Partnership owns and operates petroleum product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
Holly Corporation operates through its subsidiaries a 82,000 barrels-per-day (“bpd”) refinery located in Artesia, New Mexico and a 26,000 bpd refinery in Woods Cross, Utah.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of refined petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products in markets we serve;

•	Our ability to successfully purchase and integrate any future acquired operations;

•	The availability and cost of our financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	The effects of current and future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and six months ended June 30, 2006 and 2005.

	Three Months Ended		Six Months Ended
	June 30		June 30,
	2006	2005	2006	2005
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$6,374	$7,121	$13,697	$14,189
Affiliates — intermediate pipelines	1,841	—	4,314	—
Third parties	6,821	8,226	15,598	14,498

	15,036	15,347	33,609	28,687

Terminals & truck loading racks:
Affiliates	2,369	2,820	5,055	5,182
Third parties	1,122	1,354	2,301	2,165

	3,491	4,174	7,356	7,347

Total revenues	18,527	19,521	40,965	36,034

Operating costs and expenses
Operations	7,429	6,448	14,538	11,836
Depreciation and amortization	3,781	3,849	7,574	6,212
General and administrative	1,289	990	2,513	1,967

	12,499	11,287	24,625	20,015

Operating income	6,028	8,234	16,340	16,019

Interest income	245	145	488	233
Interest expense, including amortization	(3,247)	(2,365)	(6,422)	(3,483)
Minority interest in Rio Grande	(28)	27	(273)	(402)

Net income	2,998	6,041	10,133	12,367

Less general partner interest in net income, including incentive distributions (1)	319	121	646	247

Limited partners’ interest in net income	$2,679	$5,920	$9,487	$12,120

Net income per limited partner unit — basic and diluted (1)	$0.17	$0.40	$0.59	$0.83

Weighted average limited partners’ units outstanding	16,108	14,938	16,108	14,637

EBITDA (2)	$9,781	$12,110	$23,641	$21,829

Distributable cash flow (3)	$10,293	$10,055	$21,507	$18,690

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Volumes (bpd) (4)

Pipelines:
Affiliates — refined product pipelines	55,793	64,969	61,151	66,485
Affiliates — intermediate pipelines	44,955	—	52,959	—
Third parties	52,134	75,478	64,666	56,664

	152,882	140,447	178,776	123,149

Terminals & truck loading racks:
Affiliates	107,302	128,827	113,202	122,778
Third parties	41,266	50,380	44,145	39,152

	148,568	179,207	157,347	161,930

Total for pipelines and terminal assets (bpd)	301,450	319,654	336,123	285,079

(1)	Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes any incentive distributions declared in the period. Incentive distributions of $0.3 million and $0.5 million were declared during the three and six months ended June 30, 2006, respectively. No incentive distributions were declared during the six months ended June 30, 2005. The net income applicable to the limited partners is divided by the weighted average limited partner units outstanding in computing the net income per unit applicable to limited partners.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(In thousands)
Net income	$2,998	$6,041	$10,133	$12,367

Add interest expense	3,005	2,170	5,938	3,175
Add amortization of discount and deferred debt issuance costs	242	195	484	308
Subtract interest income	(245)	(145)	(488)	(233)
Add depreciation and amortization	3,781	3,849	7,574	6,212

EBITDA	$9,781	$12,110	$23,641	$21,829

(3)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Set forth below is our calculation of distributable cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(In thousands)
Net income	$2,998	$6,041	$10,133	$12,367

Add depreciation and amortization	3,781	3,849	7,574	6,212
Add amortization of discount and deferred debt issuance costs	242	195	484	308
Add increase in deferred revenue	3,432	—	3,916	—
Subtract maintenance capital expenditures*	(160)	(30)	(600)	(197)

Distributable cash flow	$10,293	$10,055	$21,507	$18,690

*	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.
(4)	The amounts reported represent volumes from the initial assets contributed to HEP at inception in July 2004 and additional volumes from the assets acquired from Alon starting in March 2005 and the intermediate pipelines acquired from Holly starting in July 2005. The amounts reported in the 2005 periods include volumes on the acquired assets from their respective acquisition dates averaged over the full reported periods.
Balance Sheet Data

	June 30,	December 31,
	2006	2005
	(In thousands)
Cash and cash equivalents	$16,414	$20,583
Working capital	$11,319	$19,454
Total assets	$246,774	$254,775
Long-term debt	$178,435	$180,737
Partners’ equity	$40,846	$52,060

FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell, Vice President and
Chief Financial Officer
M. Neale Hickerson, Vice President,
Investor Relations
Holly Energy Partners
214/871-3555